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EXHIBIT 12
                                Omnicare, Inc.
              Computation of Ratio of Earnings to Fixed Charges
                                (in thousands)


                                                                           For the years ended December 31,
                                                                        1997               1996             1995
                                                                  ----------------------------------------------------
Income before Income Taxes                                                $ 96,790           $72,143          $41,180
Add:
   Interest on Indebtedness                                                  5,513             3,432            5,644
   Amortization of Debt Expense                                                 51               220              310
   Interest Portion of Rent Expense                                          3,005             1,963            1,522
                                                                  -----------------   ---------------  ---------------

Income as Adjusted                                                        $105,359           $77,758          $48,656
                                                                  =================   ===============  ===============

Fixed Charges
   Interest on Indebtedness                                                $ 5,513           $ 3,432          $ 5,644
   Amortization of Debt Expense                                                 51               220              310
   Capitalized Interest                                                        744               386              158
   Interest Portion of Rent Expense                                          3,005             1,963            1,522
                                                                  -----------------   ---------------  ---------------

      Fixed Charges                                                        $ 9,313           $ 6,001          $ 7,634
                                                                  =================   ===============  ===============


Ratio of Earnings to Fixed Charges (1)                                       11.31x            12.96x            6.37x
                                                                  =================   ===============  ===============
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(1)   The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes plus fixed charges (excluding capitalized interest expense) by fixed charges. Fixed charges consist of interest expense on debt (including capitalized interest) and one-third (the proportion deemed representative of the interest portion) of rent expense.